Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	InvestQuest, Inc.
Bob Lentz
(614) 876-1900
COLUMBUS, Ohio — October 26, 2005 — AirNet Systems, Inc. (NYSE: ANS) today announced that it has entered into a letter of intent for the sale of the company to a nationally recognized private equity investment firm in a going private transaction for $4.55 per share. As previously reported, on January 5, 2005, AirNet’s Board of Directors engaged Brown Gibbons Lang & Company (“BGL”) to serve as AirNet’s exclusive financial advisor and investment banker to review, develop and evaluate various strategic alternatives to enhance shareholder value. The offer contained in the letter of intent represents a premium of approximately 32% over the share price of AirNet’s common shares on the business day immediately prior to the announcement of BGL’s engagement.
The letter of intent, which was unanimously recommended to AirNet’s Board by the Special Committee of the Board and unanimously approved by AirNet’s Board, provides the private equity investment firm with exclusivity until November 30, 2005 to complete its confirmatory due diligence and execute a definitive merger agreement (which date may be extended by mutual consent under certain circumstances until no later than December 15, 2005). The offer is not contingent on the private equity investment firm obtaining any debt financing in addition to the amount currently existing in the business. The proposed transaction, however, would be subject to shareholder approval and other conditions that would be set forth in a definitive agreement.
While AirNet expects to be able to enter into a definitive agreement with the private equity investment firm, there can be no assurances that such an agreement will be executed or that, if it is, it will contain the same terms as those described herein.
Following execution of a definitive agreement, AirNet will host a conference call to discuss the transaction. Unless and until such a definitive agreement is reached, the company does not intend to comment further on the potential transaction.
AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The company operated a total of 129 aircraft, 113 for its cargo airline and 16 for its passenger charter airline at June 30, 2005, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; disruptions to operations due to adverse weather conditions, air traffic-control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations, and, while AirNet expects to be able to enter into a definitive agreement with the private equity investment firm, there can be no assurances that such an agreement will be executed or that, if it is, it will contain the same terms as those described herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.